UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2009

EXTERRAN HOLDINGS, INC.

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas		77060
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 836-7000

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

Cawthorne Channel Project

We are involved in a project in the Cawthorne Channel in Nigeria (the “Cawthorne Channel Project”), in which Global Gas and Refining Ltd., a Nigerian entity (“Global”), has contracted with an affiliate of Royal Dutch Shell plc (“Shell”) to process natural gas from some of Shell’s Nigerian oil and natural gas fields. Pursuant to a contract between us and Global, we provide natural gas compression and natural gas processing services from a barge-mounted facility we own that is stationed in a Nigerian coastal waterway. We completed the building of the required barge-mounted facility and Global declared our portion of the project suitable for commercial operations in November 2005. Our contract with Global has a term of 10 years that commenced when the project was declared commercial. The facility is subject to Global’s purchase option that is exercisable for the remainder of the term of the contract. Under the terms of a series of contracts between us, Global, Shell and several other counterparties, Global is primarily responsible for the overall project.

The area in Nigeria where the Cawthorne Channel Project is located has experienced local civil unrest and violence, and natural gas delivery from Shell to the Cawthorne Channel Project was stopped from June 2006 to June 2007. As a result, the Cawthorne Channel Project did not operate during this period. From July 2007 through March 2008, we received and processed some natural gas from Shell.  In early April 2008, shipments of natural gas from Shell to us were halted and we did not receive gas for the majority of the second quarter of 2008. We began receiving some natural gas again from Shell in July 2008. However, in late July 2008, a vessel owned by a third party that provides storage and splitting services for the liquids processed by our facility, was the target of a local security incident. As a result, processing operations on the Cawthorne Channel Project ceased.

During the year ended December 31, 2008, we received approximately $8.3 million in payments related to the Cawthorne Channel Project, which we applied against outstanding receivables. Although we believe we are entitled to payments from Global and have accordingly invoiced Global, the collectibility of future amounts is not reasonably assured. Therefore, we billed but did not recognize revenue related to the Cawthorne Channel Project during the year ended December 31, 2008.

As a result of ongoing operational difficulties and taking into consideration the project’s historical performance and recent declines in commodity prices, we undertook an assessment of our estimated future cash flows from the Cawthorne Channel Project. Based on the analysis we completed on February 5, 2009, we now believe that we will not recover all of our remaining investment in the Cawthorne Channel Project.  Accordingly, we expect to record an impairment charge in our fourth quarter 2008 results to reduce the carrying amount of our assets associated with the Cawthorne Channel Project to their estimated fair value. We are completing  our analysis but currently expect to record a non-cash pre-tax impairment in the range of approximately $19 million to $25 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

February 10, 2009	By:	/s/ J. MICHAEL ANDERSON

J. Michael Anderson
Senior Vice President and Chief Financial Officer